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                                                                   EXHIBIT 10(c)

                                 August 4, 1999


Dyersburg Corporation and its Subsidiaries
1315 Phillips Street
Dyersburg, Tennessee 38024
Attention: President

         You have requested that CONGRESS FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation ("Congress"), and BANKBOSTON, N.A., a national banking association ("BankBoston"; Congress and BankBoston are sometimes collectively referred to hereinafter as "Lenders" and individually as a "Lender"), provide a revolving credit, term loan and letter of credit facility in an aggregate principal amount of up to $110,000,000 (the "Facilities"), to Dyersburg Corporation, a Tennessee corporation, and certain of its subsidiaries (collectively, "Borrowers" and individually, a "Borrower"). The purpose of the Facilities will be to refinance Borrowers' existing senior revolving and term loan facility with SunTrust Bank, N.A., as agent and various other financial institutions (the "Existing Facility"), to support ongoing working capital and general corporate needs of Borrowers, including permitted capital expenditures, and to pay transaction expenses associated with the closing of the Facilities.

         Subject to the terms and conditions set forth herein, Lenders are pleased to advise you of their respective commitments to make available to Borrowers the Facilities as hereinafter described:

         1.       REVOLVING CREDIT FACILITY.

         (a) Subject to and upon the terms and conditions set forth herein and in the Loan Documents (as hereinafter defined), each Lender will, severally to the extent of its Revolving Commitment (as hereinafter defined) and not jointly with the other Lender, make revolving loans ("Revolving Loans") to Borrowers from time to time in amounts requested by Borrowers, up to the amount equal to the sum of:

                  (i) eighty-five percent (85%) of the net amount of eligible accounts plus ninety percent (90%) of the net amount of eligible factored accounts, plus

                  (ii)     the lesser of:

                           (A)      the sum of:

                                    (I)      seventy percent (70%) of the value
                                             of eligible cotton inventory, plus

                                    (II)     sixty percent (60%) of the value of
                                             eligible raw materials during the
                                             period from the closing date to the
                                             sooner to occur of: (x) February
                                             15, 2000 or (y) Borrowers' receipt
                                             of their federal tax refund claim
                                             for prior fiscal years of Borrowers

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                                            and fifty percent (50%) of the value
                                            of eligible raw materials at all
                                            times thereafter, plus

                                    (III)   sixty percent (60%) of the value of
                                            eligible finished goods during the
                                            period from the closing date to the
                                            sooner to occur of: (x) February 15,
                                            2000 or (y) Borrowers' receipt of
                                            their federal tax refund claim for
                                            prior fiscal years of Borrowers and
                                            fifty percent (50%) of the value of
                                            eligible finished goods at all times
                                            thereafter, plus

                                    (IV)    the lesser of: (x) fifty percent
                                            (50%) of the value of eligible
                                            work-in-process consisting of
                                            manufactured yarn, greige cloth
                                            inventory and dyed greige cloth at
                                            Borrowers' Dyersburg, Tennessee
                                            location and greige cloth inventory
                                            at Alamac's location plus
                                            twenty-five percent (25%) of the
                                            value of eligible Alamac
                                            stock-in-process and finishing
                                            department inventory or (y)
                                            $8,000,000, or

                           (B)      $25,000,000, less

                  (iii) any availability reserves that are established by Agents.

         (b) For purposes hereof, "Revolving Commitment" shall mean, at any date for any Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in letter of credit accommodations under the Loan Documents with Borrowers, which shall not exceed (a) $42,000,000 for Congress, and (b) $42,000,000 for BankBoston, and "Revolving Commitments" means the aggregate principal amount of the Revolving Commitments of all Lenders, the maximum amount of which shall not exceed $84,000,000.

         (c) Eligible accounts and eligible inventory and the net amounts thereof shall be determined by Congress, in its capacity as administrative agent ("Administrative Agent") and BankBoston, in its capacity as collateral agent ("Collateral Agent"; Administrative Agent and Collateral Agent are sometimes collectively referred to hereinafter as "Agents") pursuant to general criteria which will be set forth in the Loan Documents and which will be substantially in the form of Exhibit A, attached hereto. Agents may, in their discretion from time to time upon not less than five (5) days prior notice to Borrowers, (i) reduce the lending formula with respect to eligible accounts and eligible factored accounts to the extent that Agents determine in good faith that: (A) the dilution with respect to the accounts for any period (based on the ratio of (x) the aggregate amount of reductions in accounts other than as a result of payments in cash to (y) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to eligible inventory to the extent that Agents determine that: (x) the number of days of the turnover of the inventory for any period has changed in any material respect from historical levels or (y) the liquidation value of the eligible inventory, or any category thereof, has decreased, or (z) the nature and quality of the inventory has deteriorated. In determining whether to reduce the lending formula(s), Agents may

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consider events, conditions, contingencies or risks which are also considered in determining eligible accounts, eligible inventory or in establishing availability reserves.

         (d) Lenders will allow Borrowers to elect once during the term of the Loan Agreement to reduce permanently the Revolving Commitments by up to $10,000,000, and such commitment reduction of up to $10,000,000 shall not be subject to a prepayment penalty, premium or fee.

         2.       TERM LOAN FACILITY.

         (a) Subject to and upon the terms and conditions herein set forth and in the Loan Documents, each Lender severally agrees to make to Borrowers a term loan advance in an amount not to exceed such Lender's Term Loan Commitment (as defined below) (collectively, the "Term Loan"). The Term Loan shall be comprised of term loan advances in the aggregate principal amount of $26,000,000 and shall be funded by Lenders on the closing date, concurrently with Lenders' funding of their initial Revolving Loans. Each term loan advance shall be evidenced by a term note in the principal amount of the Term Loan Commitment of the holder thereof, repaid, together with interest and other amounts due in respect thereof, in accordance with the Loan Documents and shall be secured by all of the Collateral (as defined below). The Term Loan shall be repaid in monthly installments of $425,000 each, commencing on February 1, 2000, and continuing on the first day of each month thereafter, with a final payment upon the commitment termination date; provided, however, that the unpaid balance shall be due, without notice or demand, upon any termination of the revolving credit facility. The Term Loan Commitment of each Lender shall expire on the funding by such Lender of its term loan advance. Borrowers shall not be entitled to reborrow any amounts repaid with respect to the Term Loan.

         (b) For purposes hereof, "Term Loan Commitment" shall mean at any date for any Lender, the obligation of such Lender to make term loan advances pursuant to the terms and conditions of the Loan Documents, which shall not exceed (i) $13,000,000 for Congress, and (ii) $13,000,000 for BankBoston; and the term "Term Loan Commitments" shall mean the aggregate principal amount of the Term Loan Commitments of all Lenders, the maximum amount of which shall not exceed $26,000,000.

         (c) Voluntary prepayments of the Term Loan shall be permitted in part subject to premiums of three percent (3.0%) of the total prepayment in Year 1, one and one-half percent (1.50%) in Year 2, and three-fourths of one percent (0.75%) in Year 3 and at all times thereafter, together with any standard LIBOR breakage costs as applicable.

         3. LETTER OF CREDIT FACILITY. Congress shall procure from an issuing bank all letters of credit. The letter of credit facility shall be a sublimit of the revolving credit facility and shall not exceed $16,000,000 in the aggregate at any time. Letter of credit fees in respect of standby and direct pay letters of credit shall be payable pro rata to the Lenders at the annual rate equal to the Applicable Margin (as defined below) for Revolving Loans consisting of LIBOR Rate loans and based on the maximum amount available to be drawn under each standby letter of credit. Letter of credit fees in respect of documentary letters of credit shall be payable pro rata to the Lenders at the annual rate of 1.50% of the face amount of each issued documentary letter of credit. In addition, Borrowers shall pay to the issuing bank a fronting fee equal to 0.125% per annum of the face amount

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of each standby and documentary letter of credit. Any other issuance fees in respect of documentary letters of credit will be in amounts to be agreed upon among Borrowers, Agents and Lenders.

         4. TERM. The Facilities will have an initial term of three (3) years from the closing date and may be extended for an additional one (1) year period with the mutual written consent of Borrowers, Agents and Lenders.

         5. INTEREST.

         (a) Interest Rate. Outstanding amounts under the Facilities shall accrue interest at the Borrowers' option at either the Alternate Base Rate plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin. "Alternate Base Rate" shall mean a floating rate equal to BankBoston's base rate. "LIBOR Rate" shall mean with respect to the interest period for a LIBOR Rate loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which BankBoston is offered deposits of United States dollars in the London interbank market (or other LIBOR Rate market selected by Borrowers and approved by Agents and Lenders) on or about 9:00 a.m. (New York time) two (2) business days prior to the commencement of such interest period in amounts substantially equal to the principal amount of the LIBOR Rate loans requested by and available to Borrowers in accordance with the Loan Agreement, with a maturity of comparable duration to the interest period selected by Borrowers.

For purposes hereof, "Applicable Margin" shall mean a percentage equal to 2.75% with respect to Revolving Loans consisting of LIBOR Rate loans; 0.75% with respect to Revolving Loans consisting of Base Rate loans; 3.25% with respect to any portion of the Term Loan consisting of LIBOR Rate loans; and 1.25% with respect to any portion of the Term Loan consisting of Base Rate loans; provided, that, commencing October 1, 2000, if there exists no Default or Event of Default under (and as defined in) the Loan Agreement, then the Applicable Margin shall be increased or decreased, based upon the ratio of Consolidated Funded Debt to Consolidated EBITDA, as follows:

Consolidated Funded           Revolving Loans                Term Loan
Debt/Consolidated
EBITDA
--------------------------------------------------------------------------------
                         LIBOR Rate     Base Rate      LIBOR Rate     Base Rate
                         Loans          Loans          Loans          Loans
--------------------------------------------------------------------------------
Greater than or
equal to 6.50 to 1.0     3.00%          1.00%          3.50%          1.50%
--------------------------------------------------------------------------------
Less than 6.50 to
1.0 but greater than
or equal to 5.50 to 1.0  2.75%          0.75%          3.25%          1.25%
--------------------------------------------------------------------------------
Less than 5.50 to 1.0
but greater than or
equal to 4.50 to 1.0     2.50%          0.50%          3.00%          1.00%
--------------------------------------------------------------------------------
Less than 4.5 to 1.0
but greater than or
equal to 3.50 to 1.0     2.25%          0.25%          2.75%          0.75%
--------------------------------------------------------------------------------
Less than 3.50 to 1.0    2.00%          0%             2.50%          0.50%
--------------------------------------------------------------------------------

For purposes of this definition and the unused line fee, Consolidated EBITDA shall mean earnings before interest, taxes, depreciation and amortization for the last four (4) quarters plus up to $2,000,000 of cash restructuring charges associated with the closing of up to one (1) additional business facility plus all non-cash charges related to a restructuring in financial statements prepared in accordance with GAAP. The effective date of any change in the Applicable Margin due

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to a change in the Borrowers' relevant ratio will be the third business day following the receipt by Agents of the Borrowers' quarterly financial statements.

         (b) Default Rate. If an Event of Default occurs, the default rate of interest will be two percent (2.00%) over the rates otherwise applicable to the loans.

         (c) Interest Periods. LIBOR rates may be selected for interest periods of 1, 2, or 3 months, as available.

         (d) Payment Dates. Interest on Base Rate loans will be due and payable monthly, in arrears. Interest on LIBOR Rate loans will be due and payable at the earlier of the end of each applicable interest period.

         (e) Minimum Amounts. LIBOR Rate Loans shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

         (f) Calculation of Fees and Interest. Interest and all fees described herein and payable to Lenders under the Loan Documents shall be calculated on the basis of the actual days elapsed in a year of 360 days.

         6. FEES. All fees listed below are in addition to interest and other fees and charges provided for herein and may, at Agents' and Lenders' option, be charged directly to any loan account.

         (a) Closing Fee. Borrowers shall jointly and severally pay to Collateral Agent (for the pro rata benefit of Lenders) a closing fee in the amount of $825,000: (i) $250,000 of which has been paid by Borrowers to Lenders on July 14, 1999, in connection with the acceptance of the Outline of Terms and Conditions, (ii) $500,000 of which shall be payable by Borrowers to Lenders on or before August 5, 1999, in immediately available funds, and (iii) the remaining $75,000 of which shall be payable by Borrowers to Lenders on the closing date subject, in each case, to the limitations and conditions set forth in the Letter from Congress and BankBoston to Dyersburg dated July 14, 1999. Such closing fee shall compensate Lenders for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated in this commitment, exclusive of any other expenses for which Borrowers have agreed to reimburse Agents and Lenders.

         (b) Syndication Fee. Borrowers shall jointly and severally pay to BankBoston and Congress on the closing date a syndication fee in the amount of $550,000 in immediately available funds.

         (c) Collateral Agent Fee. Borrowers shall jointly and severally pay to Collateral Agent for its benefit a monthly fee in an amount equal to $4,000 per month, which fee shall be fully earned as of, and payable in advance on, the first day of each month.

         (d) Administrative Agent Fee. Borrowers shall jointly and severally pay Administrative Agent for its benefit a monthly fee in an amount equal to $1,500 per month in respect of Administrative Agent's services, which fee shall be fully earned as of, and payable in advance on the closing date and on the first day of each month thereafter.

         (e) Unused Line Fee. Borrowers shall jointly and severally pay to Collateral Agent (for the pro rata benefit of Lenders) monthly an unused line fee equal to (i) the percentage set forth below based upon the ratio of Consolidated Funded Debt to Consolidated EBITDA (calculated as provided in paragraph 5(a) above), multiplied by (ii) the amount by which the Revolving Commitments exceed the average daily principal balance of the outstanding Revolving Loans and letter of credit accommodations during the immediately preceding month (or part thereof), which fee shall be payable on the first day of each month in arrears:

                           (A) If the ratio of Consolidated Funded Debt to
                  Consolidated EBITDA is greater than or equal to 6.5 to 1.0, then the applicable percentage shall be 0.50%.

                           (B) If the ratio of Consolidated Funded Debt to
                  Consolidated EBITDA is less than 6.5 to 1.0, then the applicable percentage shall be 0.375%.

         (f) Early Termination Fee. If the Facilities are terminated for any reason prior to the end of the then current term, Borrowers shall pay to Collateral Agent, for the pro rata benefit of Lenders, an Early Termination Fee as

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follows: (i) three percent (3.0%) of the Facilities if terminated on or prior to the first anniversary of the closing date; (ii) one and one-half of one percent (1.5%) of the Facilities if terminated after the first anniversary and on or prior to the second anniversary of the closing date; and (iii) three-quarters of one percent (0.75%) of the Facilities if terminated after the second anniversary and prior to the third anniversary of the closing date or at any other time prior to the end of the then current term.

         7. MANDATORY PREPAYMENTS. The loans shall be prepaid through application to the loans of the following amounts: (a) 100% of the net proceeds received from the sale or disposition of all or any part of the assets of any Borrower or any of its subsidiaries (other than (i) sales in the ordinary course of a Borrowers' business, (ii) permitted sales to be agreed upon, subject to the reinvestment of the net proceeds thereof within six (6) months, and (iii) other sales not in the ordinary course of business not to exceed in any fiscal year of such Borrower an amount to be agreed upon by Borrowers, Agents and Lenders); and
(b) 100% of the net proceeds received from the issuance of subordinated debt or equity by any Borrower. Mandatory prepayments described in the foregoing sentence shall be applied to repay, without penalty or premium (except for LIBOR breakage costs, if any) first, to outstandings on the Term Loan in inverse order of maturity, then to the Revolving Loans; provided, however, that any proceeds arising from (i) the issuance of subordinated debt or equity as described above or (ii) the sale of machinery and equipment not included in Accuval's appraisal dated June 18, 1999 and real estate in Trenton, Tennessee and Hamilton, North Carolina, shall be applied first to Revolving Loans and then to outstandings on the Term Loan in inverse order of maturity.

         8. COLLATERAL. To secure payment and performance of all obligations of Borrowers to Agents and Lenders, each Borrower and each guarantor shall grant to Collateral Agent, for the benefit of itself as Collateral Agent and for the pro rata benefit of Lenders, a continuing security interest in and lien upon all domestic real and personal property of each Borrower and each guarantor, including, all accounts, contract rights, general intangibles, chattel paper, documents, instruments, deposit accounts, investment property, inventory, equipment, fixtures and real property and all products and proceeds thereof of each Borrower and each guarantor (collectively, the "Collateral"). A pledge of 100% of the stock of all domestic subsidiaries and affiliates of Borrowers and a pledge of 65% of the stock of all foreign subsidiaries and affiliates of Borrowers shall be required. Agents and Lenders will agree to release specific identified equipment that is not listed in the Accuval appraisal dated June 18, 1999, with aggregate net book value not to exceed $5,000,000, that is targeted to be transferred to Borrowers' foreign-owned subsidiaries, so long as no Default or Event of Default exists at such time or would result therefrom.

         9. GUARANTIES. DFIC, Inc., a Delaware corporation, IQUE, Inc., a Tennessee corporation, IQUEIC, Inc., a Delaware corporation , United Knitting Inc., a Tennessee corporation, UKIC, Inc., a Delaware corporation, AIH Inc., a Delaware corporation, and Alamac Enterprises Inc., a Delaware corporation, and any and all other direct and indirect existing and future subsidiaries and/or affiliates of each Borrower, shall execute and deliver to Lenders unlimited guaranties in favor of Lenders, pursuant to which each of the guarantors shall guarantee any and all obligations of each Borrower to Agents and Lenders, whether now existing or hereafter arising.

         10. COLLECTIONS. Borrowers shall maintain either a lockbox or an agency account(s) in which daily collected funds will be applied against the outstanding loan balance of Borrowers. Agents and Lenders intend to work within the framework of Borrowers' existing cash management system to insure timely application of collected funds against any outstanding debt. The lockbox or agency account(s) will be located at First Union National Bank or at a financial institution acceptable to Agents and Lenders. All collections will be credited one (1) business day after the receipt of wire transfers.

         11. CLOSING DATE; EXPIRATION DATE. The closing with respect to the transactions contemplated hereby will be held in Atlanta, Georgia, on or before September 15, 1999 (the "Expiration Date"), unless Agents and Lenders agree with Borrowers in writing to a later date; provided, however, that Lenders shall have no obligation to close the transactions contemplated hereby unless and until Borrowers have satisfied, or cause to be satisfied to Lenders' satisfaction, all of the conditions to funding set forth herein on or before the Expiration Date. Lenders will have no further obligation hereunder on the Expiration Date or the date on which closing shall occur, whichever occurs first.

         12. BASIC LOAN DOCUMENTATION. Borrowers shall be required to execute and deliver, or cause to be executed and delivered, to Agents and Lenders such instruments, agreements, documents, assignments, pledges, waivers, certificates, opinions, affidavits and assurances as Agents and Lenders may request in connection with the funding of any loans on the basis outlined in this commitment, including execution of a Loan and Security Agreement (the "Loan

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

Agreement") pursuant to which Borrowers shall, among other things, grant to Collateral Agent a lien upon the Collateral; the revolving credit notes; the term notes; mortgages; environmental indemnities; and UCC-1 financing statements naming Borrowers as debtor and Collateral Agent as secured party and to be filed in each jurisdiction in which a Borrower has an office or place of business or in which any of the Collateral is located or stored (collectively, the "Loan Documents"), all of which shall be in form and content satisfactory to Agents and Lenders and their counsel. The Loan Documents will contain the representations, warranties, covenants and conditions that are normally contained in loan documents used by Agents and Lenders that relate to loans similar to the loans described herein, including the following:

         (a) Borrowers shall provide the following reports: (i) annual financial statements prepared on a consolidated and consolidating basis in accordance with GAAP, all certified by a nationally recognized firm of certified public accountants and accompanied by an unqualified opinion of such firm on the annual financial statements, accompanied by covenant compliance calculations and a representation by the Chief Financial Officer of Borrowers that to the knowledge of such officer, no Event of Default has occurred or is continuing, all submitted to Agents and Lenders within ninety (90) days after the end of each fiscal year; and (ii) monthly financial statements prepared on a consolidated and consolidating basis in accordance with GAAP, with comparable information for the year to date and corresponding month of the immediately preceding fiscal year, accompanied by covenant compliance calculations and a representation by the Chief Financial Officer of Borrowers that no Event of Default has occurred or is continuing, all submitted to Agents and Lenders within thirty (30) days after the end of each month.

         (b) Borrowers shall be required to provide daily sales, collections and other reporting as requested by Agents and Lenders and shall submit a borrowing base report weekly, with accounts receivable agings and inventory designations required monthly.

         (c) Borrowers shall not be permitted to obtain any other loans or other financings secured by a lien upon any of the Collateral.

         (d) Agents and Lenders may require certain covenants from Borrowers relating to capital expenditure limitations; restrictions on incurrence of debts and granting of liens; prohibitions on dividend declarations and payments and the prepayment of any subordinated debt; restrictions on investments, mergers and business acquisitions; and prohibitions against selling, leasing or otherwise disposing of any of the Collateral, except for sales of inventory in the ordinary course of business, disposition of equipment that is no longer economically operational in the business, and other dispositions expressly authorized herein.

         (e) An Event of Default will be deemed to have occurred under the Loan Documents by reason of, among other things, the nonpayment of any of the Facility obligations when due; the breach by any Borrower of any covenant contained in the Loan Documents; any Borrower's default under any instrument or agreement evidencing or securing the payment of any material indebtedness for borrowed money, including any indebtedness owed to the holders of any subordinated debt; the making by any Borrower of any material misrepresentation in the Loan Documents; the bankruptcy or insolvency of any Borrower; and the institution of any suit or proceeding by any Borrower or by any of the shareholders of any Borrower against either Agents or any Lender that arises out of or is related to the obligations, the Loan Documents or the ownership, management or operation of any of the Collateral. There will be no grace periods regarding principal and interest payments. Other notice or grace periods and/or thresholds shall be agreed upon by Borrowers, Agents and Lenders.

         (f) Borrowers shall be required to indemnify Agents and Lenders from and against any and all liabilities, claims or expenses Agents and Lenders may incur under or in connection with the Loan Documents, including any environmental claims associated with or arising from Collateral Agent's Lien upon, use or inspection of, or foreclosure upon any of the Collateral or otherwise, and all taxes (excluding taxes imposed on any Lender's income) associated in any way with the transactions contemplated hereby, except to the extent that claims are the result of Agents' or Lenders' gross negligence or willful misconduct.

         (g) Borrowers shall agree to consent to jurisdiction and venue in the State of Georgia as to any and all litigation arising out of or related to the Loan Documents, the loans or the Collateral and to waive (along with Agents and Lenders) all rights to trial by jury in any such litigation.

         (h) Borrowers shall maintain Excess Availability at all times of at least $5,000,000 after the closing date. For purposes hereof, "Excess Availability" shall mean the amount, as determined by Agents, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrowers as of such time based on the applicable lending formulas multiplied by the net amount of eligible accounts and the net amount of eligible factored accounts and the value of eligible inventory, as determined by Agents, and subject to the sublimits and availability reserves from time to time established by Agents, and (ii) the Revolving Commitments minus the sum of: (i) the amount of all then outstanding, and unpaid Facility obligations (but not including for this purpose the then outstanding principal amount of the Term
Loan), plus (ii) the aggregate amount of all then outstanding, unpaid and undisputed trade payables of Borrowers which are more than sixty (60) days past due as of such time, plus (iii) the amount of checks issued by Borrowers to pay trade payables, but not yet sent and the book overdraft of Borrowers.

         13. FINANCIAL COVENANTS; PERMITTED INVESTMENTS.

         (a) Financial covenants will be set by Borrowers, Agents and Lenders at mutually agreeable levels based on Borrowers' projections dated July 16, 1999 (the "Plan") and shall include, but not be limited to, the following:

                  (i) Minimum Consolidated Adjusted Tangible Net Worth: of at least $115,000,000 (the "Target Covenant"), to be tested on a monthly basis beginning August 31, 1999. For purposes hereof, Adjusted Tangible Net Worth shall mean stockholder's equity plus the face value of the Subordinated Notes (as defined below) less intangible assets, including, without limitation, goodwill and deferred financing and closing costs. If Borrowers, with the prior written consent of Agents and Lenders, reduce the outstanding principal amount of the Subordinated Notes below $125,000,000, then the Target Covenant shall be reduced in an amount equal to such reduction.

                  (ii) Minimum Consolidated EBITDA: During Borrowers' fiscal year 2000; to be tested on a cumulative quarterly basis for the quarters ending on or about December 31, 1999 and March 31, 2000 based on approximately 75% of the Plan and on a cumulative monthly basis beginning April 30, 2000 through on or about August 31, 2000 based on 75% of the Plan;

                  (iii) Minimum Consolidated Fixed Charge Coverage Ratio: minimum (EBITDA - Capex - Cash Taxes) / (Interest Expense + current maturities of long-term debt) on a rolling four quarter basis beginning September 30, 2000 at a level of approximately 1.1x based on the Plan.

                           Consolidated EBITDA shall be defined as earnings before interest, taxes, depreciation and amortization plus non-cash charges related to a restructuring in financial statements prepared in accordance with GAAP.

         (b) In addition to limitations on total capital expenditures (annual limitation amount(s) to be determined), Borrowers will be permitted to make investments and/or capital expenditures in non-domestic affiliates and joint ventures up to $1,000,000 from the closing date through December 31, 1999, $2,000,000 during calendar year 2000, and $2,000,000 during calendar year 2001. Such investments are conditional upon Borrowers having a minimum Excess Availability of at least $5,000,000 after consummation of such investment and no Event of Default shall exist at such time or result therefrom. Borrowers also may make additional investments and/or capital expenditures in non-domestic affiliates and joint ventures at any time after January 1, 2000, provided, that
(i) the ratio of (EBITDA - Capital Expenditures - Cash Taxes) / (Interest Expense + Principal Amortization) for the prior twelve-month period equals a minimum of 1.25 times; and (ii) Excess Availability equals at least $10,000,000 after such investment or capital expenditure; and (iii) no Event of Default exists. In addition, after payment of future subordinated debt interest payments by Borrowers, Borrowers must have a minimum availability of at least $5,000,000.

         14. FEES AND EXPENSES. Borrowers shall jointly and severally reimburse Agents and Lenders for expenses reasonably incurred in connection with periodic field examinations, wire transfer charges and other expenses set forth in the Loan Documents. Field examinations shall be performed at Borrowers' expense at a cost of $650 per person day plus expenses. All fees and out-of-pocket expenses heretofore and hereafter reasonably incurred by Borrowers in connection with the negotiation, documentation and closing of the Facilities, and the transactions contemplated thereby, including closing costs, recording costs, filing fees, documentary and intangibles taxes, appraisal costs, lien search charges, travel expenses and the reasonable fees and disbursements of Agents' counsel, will be payable by Borrowers whether or not the Facilities are established or any loan is made pursuant thereto. This obligation will survive the expiration or termination of this commitment.

         15. CONDITIONS TO FUNDING. The establishment of the Facilities is expressly conditioned upon Borrowers' strict adherence to and timely compliance with the requirements of this commitment, the satisfaction of Agents' legal counsel concerning all legal matters, the accuracy and completeness of any and all representations and warranties at any time made to Agents and Lenders by Borrowers and the following matters:

         (a) The Loan Documents shall have been duly executed by Borrowers, Agents and Lenders, in form and substance satisfactory to Agents and Lenders and counsels for Agents;

         (b) Each of the representations and warranties contained in the Loan Documents shall be true, accurate and complete on and as of the closing date, and all information heretofore or hereafter provided to Agents and Lenders concerning Borrowers and the Collateral shall be true, accurate and complete;

         (c) No event shall have occurred and no condition shall exist which constitutes a Default or an Event of Default (other than any default that exists under the Existing Facility) under (and as defined in) the Loan Documents;

         (d) Agents and Lenders shall have received from Borrowers' legal counsel in the State of Tennessee and the State of North Carolina, written opinions satisfactory to Agents in which such counsel opine that, among other things: (i) each Borrower is duly incorporated or organized, validly existing and in good standing under the laws of the State of its organization and is duly qualified to transact business in certain other states; (ii) each Borrower has taken all necessary corporate or partnership actions to authorize the execution, delivery and performance of the Loan Documents and any other documents required to be executed on the closing date pursuant thereto; (iii) the execution and delivery of each Loan Document does not, and the consummation of the financing transactions evidenced thereby will not, violate, result in the breach of, be in conflict with or constitute a default under any provision of any law, rule, order, judgment or decree applicable to Borrowers or any agreement (including any agreement evidencing any of the subordinated debt of any Borrower) known to counsel to be applicable to Borrowers or binding on Borrowers' properties; (iv) the Loan Documents are legal, valid and binding obligations of each Borrower enforceable against each Borrower party thereto in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other similar laws of general application relating to or affecting the enforcement of creditor's rights generally and by general principles of equity and other customary limitations on enforceability typically included in such opinions; (v) such attorney knows of no litigation, proceeding or investigation, pending or threatened against any Borrower other than that disclosed in the Loan Agreement; (vi) no registration or declaration with any governmental authority is required by or on behalf of Borrowers in connection with the execution and delivery of the Loan Documents or any other documents contemplated thereby delivered on the closing date; (vii) the Loan Documents do not violate any applicable law relating to interest or usury and a Tennessee and a North Carolina court would give effect to the choice of Georgia law (including laws regulating interest) under the Loan Documents (except as to matters of procedure and enforcement of remedies in the States of North Carolina and Tennessee);
(viii) the liens granted and conveyed to Collateral Agent with respect to all of the Collateral are legal and valid under Tennessee and North Carolina law and are duly perfected pursuant to applicable provisions of Tennessee and North Carolina law; (x) all documentary stamps, intangibles taxes and fees required to be paid by Lenders in connection with any of the Loan Documents have been duly paid and no additional stamps, taxes or fees are required to be paid other than recording fees in a nominal amount and franchise and excise taxes, if applicable; and (xi) such other matters as may be reasonably requested by legal counsel to Agents;

         (e) Agents and Lenders shall have received certificates from the appropriate state officials to the effect that each Borrower is in good standing and fully qualified to own its properties and to carry on its business in each state in which such qualification is necessary;

         (f) Agents and Lenders shall have received evidence satisfactory to Agents that the liens granted to Collateral Agent under the Loan Documents will constitute on the closing date duly perfected first priority liens in the Collateral (wherever such Collateral may be located) and that there are no other liens affecting the Collateral other than liens for specific leased equipment that are in existence on the date hereof;

         (g) Each landlord or owner of premises used by a Borrower shall have executed in favor of Agents and Lenders a landlord waiver agreement in form and substance satisfactory to Agents and their counsels pursuant to which such landlord shall waive or subordinate any lien it may hold with respect to any Collateral to liens in favor of Agents and Lenders, and Agents shall have received copies of all leases;

         (h) Each processor of any domestic inventory of a Borrower shall have executed in favor of Agents and Lenders a processor waiver agreement in form and substance satisfactory to Agents and their counsel and by which each such processor shall, among other things, agree to waive any lien that it may have upon any inventory from time to time placed with it by Borrowers;

         (i) Each mortgagee of any premises at which any of the Collateral consisting of equipment (including fixtures) shall be located shall execute in favor of Agents and Lenders a mortgagee waiver agreement, in form and substance satisfactory to Agents, pursuant to which such mortgagee shall waive or subordinate any lien it may hold with respect to any of such Collateral;

         (j) From July 3, 1999, to the closing date, Borrowers' financial condition and results of continuing operations shall not have deviated to a degree deemed materially adverse by Agents from that set forth in the Plan delivered by Borrowers to Agents and Lenders prior to the date hereof;

         (k) Agents shall be satisfied that Borrowers will have Excess Availability of at least $10,000,000 on the closing date, after giving effect to the initial Revolving Loans and letter of credit accommodations to be made by Lenders on the closing date and the payment of all transaction expenses;

         (l) Agents shall have completed (and found the results thereof to be acceptable) their customary field examinations of Borrowers, their financial records and the Collateral, during which Agents will examine and inspect, and conduct detailed tests of, Borrowers MIS, inventory accounting, accounts receivable and records thereof, accounts payable and records thereof, tax payment procedures and compliance and other matters usually covered by such field examination;

         (m) Agents shall have found satisfactory the results of their inventory test counts and costing tests;

         (n) All of the subordinated debt of Borrowers shall be expressly subordinate in right of payment to the prior payment and satisfaction in full of all of the obligations to Agents and Lenders, all in a manner and pursuant to such written agreements binding on the holders of such subordinated debt as shall be satisfactory to Agents and their counsel (with the Agents' acknowledging that the subordination terms contained in the Indenture with respect to the Subordinated Notes are acceptable to Agents and their counsel;

         (o) Agents and Lenders shall have received and reviewed environmental reports, in form and substance satisfactory to Agents, and Agents shall have satisfied themselves that Borrowers are in compliance with all environmental laws;

         (p) Agents and Lenders shall have received and found satisfactory in all respects Borrowers' financial statements for the quarter and year-to-date period ending July 3, 1999;

         (q) Borrowers shall have delivered to Agents and Lenders acceptable title insurance, commitments and surveys with respect to all real estate of Borrowers, which shall be in form and substance satisfactory to Agents in all respects;

         (r) Borrowers shall have certified to Agents that the Indenture dated as of August 27, 1997, including all amendments thereto (the "Indenture"), for the Borrowers' $125,000,000 Series A and Series B 9-3/4% Senior Subordinated Notes due 2007 (the "Subordinated Notes") has not been amended or otherwise modified;

         (s) There shall be no order or injunction or other pending litigation in which there is a reasonable possibility of a decision which could materially adversely affect the ability of the Borrowers to perform under the Loan Documents or Agents' and Lenders' rights in respect thereof or their ability to exercise such rights;

         (t) No event of default shall exist under the Subordinated Notes on or prior to the closing date or shall result from the transactions contemplated by the Loan Documents;

         (u) Agents shall have reviewed and found acceptable in all respects the industrial revenue bond documentation with respect to Borrowers' Trenton, Tennessee location.

         Agents, in their sole discretion, may in writing waive the satisfaction of any one or more of the foregoing conditions precedent.

         16. CONFIDENTIALITY. This commitment is delivered to Borrowers with the understanding that neither it nor its contents shall be disclosed to any third party without the prior written consent of Agents and Lenders, except for Borrowers' legal counsel, accountants and other professional advisors and to SunTrust Bank, N.A., in its capacity as agent under the Existing Facility and to any regulatory authority or as otherwise required by any applicable law, rule or regulation, none of whom, however, shall have any right to enforce any of the terms hereof or recover damages on account of any asserted breach hereof by Agents and Lenders but each of whom shall be subject to the confidentiality terms contained herein.

         17. ASSIGNMENT AND PARTICIPATIONS. Each Lender may assign all or a portion of its loan and commitments under the Facilities, or sell participations therein to another person(s), provided, that assignments shall be in a minimum amount of $3,000,000. Prior to or after the execution of definitive documentation for the Facilities, Lenders reserve the right to assign all or a portion of their commitment to one or more financial institutions after consultation with Borrowers. Upon the acceptance by Agents of the written commitment of any new Lender to assume a portion of the Facilities, the Lender making such assignment shall be released from a portion of its commitments in an aggregate amount equal to the commitment of the new Lender.

         Congress and BankBoston Robertson Stephens Inc. ("BRSI") will act as the exclusive syndication agents and arrangers for the Lenders (the "Co-Arrangers") with respect to the financing. Congress and BankBoston will provide the full amount of such financing, but intend to syndicate the financing either before or after closing.

         By their signatures below, each Borrower agrees to assist and cooperate with the Co-Arrangers in their syndication efforts, including, but not limited to, promptly preparing and providing materials and information reasonably deemed necessary by the Co-Arrangers to successfully complete and otherwise facilitate the syndication of the facilities described herein. In the event that such syndication cannot be achieved in a manner reasonably satisfactory to Congress, BankBoston and BRSI under the structure described in this Commitment Letter, Borrowers, Congress, BankBoston and BRSI each agrees to cooperate with each other in developing a mutually acceptable alternative structure that will permit satisfactory syndications of such credit facilities but that will not have a material impact on the availability of Borrower under the Loan Agreement or the ability of Borrowers to meet financial covenants contained in the Loan Agreement. Without limiting the foregoing, each Borrower hereby agrees: (a) that the Co-Arrangers shall have the exclusive right to syndicate the financing and manage all aspects of the syndication (including, without limitation, in consultation with and subject to the reasonable approval of Borrowers, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the syndicate lenders and any titles to be given to any lender participating in the financing) and that Borrowers will assist the Co-Arrangers in contacting and soliciting potential co-lenders and will provide to the Co-Arrangers, as they reasonably request, financial and organizational information as well as financial projections needed for syndication purposes; (b) that the Co-Arrangers shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from Borrowers or any other source to any potential lender, participant or assignee, on a confidential basis and subject to reasonable confidentiality agreements requested by Borrowers; (c) to make available Borrowers' personnel responsible for the financing or operations of Borrowers and their subsidiaries for meetings with potential syndicate members upon reasonable notification and at reasonable times to be mutually agreed; (d) to permit the Co-Arrangers to publish information in respect of the financing (including the Agents' and the Co-Arrangers' roles in the structuring and financing thereof), subject to Borrowers' prior reasonable approval of the form and content thereof; and (e) that prior to or after the execution of the definitive documentation for the facilities, Congress and BankBoston may syndicate all or any portion of their commitment hereunder to one or more financial institutions after consultation with and subject to the reasonable approval of Borrowers and the Co-Arrangers, and further, that upon acceptance by Congress or BankBoston of a written commitment of any lender to provide a portion of the financing, Congress or BankBoston shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of such lender. In particular, and without limitation of the foregoing, Borrowers, BankBoston, and the Co-Arrangers agree to negotiate in good faith regarding any changes in the definitive loan documents that may be requested in good faith by prospective Lenders.

         Borrowers agree that, prior to and during the syndication of the Facilities, Borrowers will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of Borrowers and any subsidiaries.

         18. MISCELLANEOUS.

         (a) The Loan Documents shall be governed by the laws of the State of Georgia, except (i) as to attachment and perfection of liens, matters of procedure and enforcement of remedies in other jurisdictions, and (ii)to the extent that certain rights and privileges are granted to Agents and Lenders under federal law, in which event federal law shall govern to such extent.

         (b) This commitment is solely for the benefit of Borrowers and no other person or entity shall be deemed a beneficiary hereof or entitled to enforce any of the provisions hereof. No third party shall have the right to require satisfaction of the conditions imposed herein nor be deemed a beneficiary of such conditions. This commitment may be signed in separate counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument. This commitment may not be assigned or transferred without Agents' and Lenders' prior written consent.

         (c) No act hereunder will constitute either or both Lenders as an agent for any Borrower or any other entity, or constitute any Borrower as an agent for either or both Lenders, for any purpose whatsoever.

         (d) Each provision of this commitment shall be interpreted in such manner as to be effective and valid, but in the event any such provision should be held invalid or unenforceable, the remaining provisions hereof shall not be affected thereby.

         (e) Time is of the essence of this commitment.

         (f) This commitment supersedes in all respects any prior statements of intent, proposals, commitments or agreements of Lenders pertaining to any loan or proposed extension of credit to Borrowers.

         (g) This commitment is made in reliance upon the accuracy and completeness of the information received by Lenders from Borrowers and, in the event of any misrepresentations, inaccuracies or failures to disclose material information, Lenders shall be authorized to cancel this commitment.

         This letter constitutes an offer that may be revoked by either or both Lenders, verbally or in writing, at any time prior to the written acceptance of same by Borrowers, which acceptance shall be effective if and only if Borrowers execute this commitment in the space provided below and return the original hereof to Lenders at Lenders' Atlanta, Georgia offices, together with the $500,000 portion of the closing fee payable in accordance with paragraph 6(a) above, in immediately available funds, not later than 2:00 p.m., Atlanta, Georgia, time on August 5, 1999. Upon such execution and delivery by Borrowers and receipt by Lenders of said $500,000 portion of the closing fee, this letter shall constitute a commitment of Lenders to provide the Facilities subject to the terms and conditions hereof, and a commitment by Borrowers to accept such Facilities and to endeavor in good faith to satisfy or cause to be satisfied all conditions to funding set forth herein.

                                Very truly yours,

                                CONGRESS FINANCIAL CORPORATION
                                (SOUTHERN)

                                By: /s/ Virginia Kiseljack
                                    --------------------------------------------

                                   Title: Vice President
                                          --------------------------------------


                                BANKBOSTON, N.A.

                                By: /s/ David Rich
                                    --------------------------------------------

                                   Title: Vice President
                                          --------------------------------------


                                Accepted this 5th day of August, 1999:


ATTEST:                         DYERSBURG CORPORATION

/s/ Paul L. Hallock             By: /s/ William S. Shropshire, Jr.
-------------------------           --------------------------------------------
Assistant Secretary                Title: Executive Vice President and
                                          Chief Financial Officer
                                          --------------------------------------


                                DYERSBURG FABRICS LIMITED
                                PARTNERSHIP, I

                                By: /s/ William S. Shropshire, Jr.
                                    --------------------------------------------
                                    its sole General Partner

ATTEST:                         DYERSBURG FABRICS INC.

/s/ Paul L. Hallock             By: /s/ William S. Shropshire, Jr.
-------------------------           --------------------------------------------
Assistant Secretary                Title: Executive Vice President and
                                          Chief Financial Officer
                                          --------------------------------------



                                UNITED KNITTING LIMITED
                                PARTNERSHIP, I


                                By: /s/ William S. Shropshire, Jr.
                                    --------------------------------------------
                                    its sole General Partner


                                IQUE LIMITED PARTNERSHIP, I


                                By: /s/ William S. Shropshire, Jr.
                                    --------------------------------------------
                                    its sole General Partner


ATTEST:                         ALAMAC KNIT FABRICS, INC.

/s/ Paul L. Hallock             By: /s/ William S. Shropshire, Jr.
-------------------------           --------------------------------------------
Assistant Secretary                Title: Executive Vice President and
                                          Chief Financial Officer
                                          --------------------------------------

                                    EXHIBIT A


         "Eligible Accounts" shall mean Accounts created by a Borrower which are and continue to be acceptable to Agents based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

         (a) such Accounts arise from the actual and bona fide sale and delivery of goods by a Borrower or rendition of services by a Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

         (b) such Accounts are not unpaid more than sixty (60) days after the original due date thereof or more than one hundred twenty (120) days after the date of the original invoice;

         (c) such Accounts comply with all applicable representations, warranties and covenants contained in the Loan Agreement;

         (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

         (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, at Agents' option, if either: (i) the account debtor has delivered to a Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agents and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agents and, if required by Agents, the original of such letter of credit has been delivered to Collateral Agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Collateral Agent, or (ii) such Account is subject to credit insurance payable to Agents and Lenders issued by an insurer and on terms and in an amount acceptable to Agents, or (iii) such Account is otherwise acceptable in all respects to Agents (subject to such lending formula with respect thereto as Agents may determine);

         (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agents shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agents, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

         (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by a Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

         (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

         (i) such Accounts are subject to the first priority, valid and perfected security interest of Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in the Loan Agreement;

         (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with any Borrower or any guarantor directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

         (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agents' request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agents;

         (l) there are no proceedings or actions that are threatened or pending against the account debtors with respect to such Accounts that might result in any material adverse change in any such account debtor's financial condition;

         (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty percent (20%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

         (n) such Accounts are not owed by an account debtor who has Accounts that constitute more than fifty percent (50%) of the total Accounts of such account debtor;

         (o) such Accounts are owed by account debtors whose total indebtedness to a Borrower does not exceed the credit limit with respect to such account debtors as determined by Agents from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

         (p) such Accounts are owed by account debtors deemed creditworthy at all times by Agents, as determined by Agents.

General criteria for Eligible Accounts may be established and revised from time to time by Agents in good faith. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

         "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of a Borrower, raw materials for such finished goods and selected work-in-process that are acceptable to Agents based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process that is not in a ready salable form; (b) components that are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in a Borrower's business; (f) Inventory at premises other than those owned and controlled by a Borrower, except if Agents shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Agents acknowledging Collateral Agent's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Agents access to, and the right to remain on, the premises so as to exercise Agent's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a Lien in favor of any person other than Agents except those permitted in the Loan Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow-moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Collateral Agent; (k) returned and not first quality goods, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Agents in good faith. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.


                                       -2-